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                                                                   Exhibit 10.96

                        SEPARATION AGREEMENT AND RELEASE

         1. This document sets forth certain understandings and agreements reached by and between Scott R. Francis, acting on his own behalf ("Francis"), and Outsource International, Inc., and all subsidiary and affiliated companies and divisions, including all officers, directors, agents, and employees of any of such entities ("Outsource"). Under the terms set forth in this Separation Agreement and Release, Francis resigns his position with Outsource as Vice President and Chief Financial Officer, to be effective January 14, 2001.

         2. In consideration of the amicable end to their employment relationship, Outsource agrees to do the following, upon execution by Francis of this Separation Agreement and Release:

                  a. CONTRACTUAL SEPARATION PAYMENTS. The parties have agreed that with respect to the termination of Francis's employment, paragraph 7 of the Employment Agreement controls. The parties have further agreed that under the terms of paragraph 7 of the Employment Agreement, Francis shall receive a total cash amount of $652,500.00, less applicable taxes and standard deductions (the "Cash Amount"), as compensation for services rendered to Outsource. Pursuant to paragraph 7.b.i of the Employment Agreement, Outsource has elected to pay the Cash Amount in periodic installments in accordance with its regular salary practices. The Cash Amount will be paid in equal payments every two weeks, beginning on January 26, 2001 (the "Biweekly Separation Payment"), through January 10, 2003. The Biweekly Separation Payment shall be in the amount of $12,548.08, less applicable taxes and standard deductions. Paragraph 7 of the Employment Agreement is hereby amended to conform to the terms and conditions stated in this paragraph 1.a. Francis agrees that the only payment he is entitled to receive under paragraph 7 of the Employment Agreement is the Cash Amount. The January 26, 2001 separation payment is in addition to Francis' regular payroll for work performed through January 14, 2001, that is due and will be delivered on January 26, 2001.

                  b. BUSINESS EXPENSES. Reimbursement for any reasonable business expenses incurred by Francis through and including January 14, 2001.

                  c. CONTRACTUAL HEALTH BENEFITS. Continue in full force and effect all life, health, accident and disability benefits currently provided by Outsource until the earlier to occur of (a) the date Francis becomes an employee of another employer and becomes eligible to participate in the employee benefit plans of such other employer, or (b) January 14, 2003. Francis will continue to be responsible for paying his share of premiums that he was paying as of December 31, 2000. Beginning January 15, 2003, in the event that (a) above has not occurred and Francis is not eligible to participate in his new employer's plans, Francis will be eligible for COBRA benefits, and if he elects COBRA, Francis will be responsible for paying any and all COBRA premiums.



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                  d. VACATION PAY. Not Applicable.

                  e. OUTSOURCE STOCK OPTIONS. Pursuant to paragraph 7.c.i of the Employment Agreement, all Outsource stock options previously granted to Francis vest fully as of January 14, 2001 (the "Vested Options"). Pursuant to Paragraph 7.c.i, Francis has the right to exercise the Vested Options for the shorter of two (2) years from January 14, 2001, or with respect to each of the Vested Options, the remainder of the exercise period under the terms of the appropriate stock option agreements. Francis acknowledges and agrees that the exercise of stock options during this two (2) year period shall be subject to applicable tax laws. Francis will be solely responsible for paying all taxes associated with the exercise of any Vested Options.

                  f. OUTPLACEMENT SERVICES. Outsource will reimburse Francis for up to $10,000.00 incurred by Francis for outplacement services within one year of January 14, 2001.

                  g. OFFICE COMPUTER AND PALM PILOT. Francis may keep the office computer (Micron ClientPro, HP 1280 monitor, HP LaserJet 6L printer, keyboard and mouse) and the Palm Pilot III, issued to him by Outsource during his employment, without any obligation to pay for same.

                  h. UNEMPLOYMENT COMPENSATION. Outsource will not protest if Francis files a claim for unemployment benefits on condition that any such claim filed shall indicate Francis' employer as TeamStaff III (FEIN 59-3277124) under the following state unemployment tax account number: 1488614-6.

         3. In consideration of the foregoing special arrangements provided by Outsource, and in particular, the benefits described in paragraph 2.a. above, Francis agrees as follows:

                  Francis waives and releases any and all claims, suits, damages, liabilities, debts, and rights, and causes of action, in law or in equity, of any kind whatsoever, which he has or may have had against Outsource, including, but not limited to, any claims, rights, or causes of action based on any federal, state or local laws, statutes, ordinances, public policy or executive orders, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Acts of 1966, 1971, and 1991, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C. ss.621, the Fair Labor Standards Act of 1974, as amended, and any other applicable state, city or local ordinance, or any other state or federal constitutional claim, right, public policy, or cause of action. Notwithstanding the foregoing, Francis is not




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                  waiving in this Separation Agreement and Release any rights
                  Francis has, or may have, to indemnification from Outsource under the applicable provisions of Outsource's articles of incorporation or by-laws, under applicable liability insurance policies, or pursuant to the provisions of the Florida general corporation act (Chapter 607, Florida Statutes). This waiver and release shall not apply to any action by Francis to enforce the terms and conditions of this Separation Agreement and Release.

         4. Outsource and Francis mutually agree to refrain from expressing (or causing others to express) any derogatory or negative opinions about the other, including any officers, employees, operations or practices, services or associates of Outsource.

         5. Unless required to do so under applicable law, Francis further understands and agrees that he will:

                  a. Keep the existence of and terms and conditions of this Separation Agreement and Release strictly confidential;

                  b. Keep any proprietary information pertaining to the business of Outsource and its owners gained during his employment strictly confidential; and

                  c. Other than for the office computer and Palm Pilot III described above, return any and all property belonging to Outsource as requested by Outsource.

         6. Francis agrees that a breach by him of the promises of confidentiality and nondisclosure set forth in the Employment Agreement shall be a material breach of this Separation Agreement and Release, for which Outsource will suffer damages and may seek legal damages, including attorneys' fees and costs, injunctive relief and other appropriate relief against him in a court of competent jurisdiction. In the event of any litigation to enforce or interpret this Separation Agreement and Release, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees from the other party.

         7. Neither this Separation Agreement and Release, nor anything contained herein, is to be construed as an admission by Outsource or by Francis of any liability or unlawful conduct whatsoever.

         8. This Separation Agreement and Release shall be governed by and construed in accordance with the laws of the State of Florida, and cannot be amended, modified, or supplemented except by a written agreement entered into by both parties hereto. Any action or suit to enforce or interpret this Separation Agreement and Release shall be filed in Palm Beach County, Florida. This Separation Agreement and Release does not affect the non-competition, non-solicitation, and confidentiality provisions of



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the Employment Agreement, which provisions shall remain in full force and effect, and all parties agree to honor all such provisions. Any violation of aforesaid provisions of the Employment Agreement by Francis will relieve Outsource from making any payments described in this Separation Agreement and Release. In the event any provision of this Separation Agreement and Release is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Separation Agreement and Release shall continue unabated and in full force and effect. All obligations of a continuing nature created by this Separation Agreement and Release shall survive its expiration or termination.

         9. Outsource has advised Francis to consult with an attorney prior to executing this Agreement, and Francis acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement; or has expressly waived the time period.

         10. This Agreement may be revoked by Francis for a period of seven (7) days following the execution of the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. Revocation must be in writing and either delivered personally within seven (7) days or postmarked within seven (7) days and delivered by certified mail, to the Outsource representative executing this Agreement.

         11. Both parties having had a full opportunity to review the foregoing, and Francis having been encouraged to seek counsel, both parties in complete and full agreement of the aforesaid matters have affixed their signatures below.


OUTSOURCE INTERNATIONAL, INC.                EMPLOYEE



By:  /s/ Garry E. Meier                      /s/ Scott R. Francis
     ------------------------------          -----------------------------------
     Garry E. Meier                          Scott R. Francis
Its: President and CEO


Date: January 14, 2001                       Date: January 14, 2001
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